EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION

among

FIRST TITAN CORP.

(a Nevada corporation)

ANGIOSOMA RESEARCH, INC.

(a Texas corporation)

ANGIOSOMA, INC.

a Nevada corporation

and

THE STOCKHOLDERS OF ANGIOSOMA, INC.

DATED AS OF June 3, 2016

Exhibit A – Certificates to be Exchanged

Exhibit B – Form of Officer’s Certificate of First Titan Concerning Accuracy

Exhibit C – Form of Officer’s Certificate of AngioSoma Concerning Accuracy

Exhibit D – Form of Transmittal Letter

Exhibit E – Form of Opinion of First Titan’s Counsel

Exhibit F – Form of Opinion of AngioSoma’s Counsel

Exhibit G – Form of Cross Receipt

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (“Reorganization Agreement”) is entered into as of June _3, 2016, by and among First Titan Corp., a Nevada corporation (“First Titan”), AngioSoma Research, Inc., a Texas corporation and a wholly owned subsidiary of First Titan (“Merger Sub”), AngioSoma, Inc., a Nevada corporation (“AngioSoma”), and the stockholders of AngioSoma are referred to as the (“AngioSoma Stockholders”).  First Titan, Merger Sub, AngioSoma and AngioSoma Stockholders are sometimes referred to collectively herein as the “Parties.”

R E C I T A L S:

A.   Merger Sub, upon the terms and subject to the conditions of this Reorganization Agreement and in accordance with the applicable sections of the Nevada Revised Statutes (“Nevada Law”) and the Texas Business Organizations Code (“Texas Law”) will merge with and into AngioSoma (the “Merger”).

B.   The Board of Directors of First Titan and sole shareholder of Merger Sub, have determined that the terms, conditions and transactions contemplated hereby are in the best interests of First Titan and Merger Sub and have approved and adopted this Reorganization Agreement and in accordance with the applicable sections of Nevada Law (as defined below).

C.   For federal income tax purposes, it is intended that the Reorganization will qualify as a tax-free reorganization under the provisions of Section 368(a)(2)(E) of the Code (as defined below).

D.   Simultaneously with the Merger, without any action on the part of the Shareholders, their AngioSoma shares will be exchanged for shares of First Titan Common Stock.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE 1

DEFINITIONS

“Acquisition Proposal” has the meaning set forth in Section 5.06.

“Affiliate” has the meaning set forth in Rule 501 of Regulation D promulgated under the Securities Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504 or any similar group defined under a similar provision of state, local, or foreign law.

“AngioSoma” has the meaning set forth in the preface to this Reorganization Agreement.

“AngioSoma Balance Sheet” has the meaning set forth in Section 3.07(c).

“AngioSoma Capital Stock” has the meaning set forth in Section 2.06(a).

“AngioSoma Common Stock” means the common stock, par value $.001 per share, of AngioSoma.

“AngioSoma Confidential Information” means any information concerning the businesses and affairs of AngioSoma or AngioSoma Sub that is not already generally available to the public.

“AngioSoma Damages” has the meaning set forth in Section 9.16(a).

“AngioSoma Disclosure Schedule” has the meaning set forth in Article 3.

“AngioSoma Indemnified Persons” has the meaning set forth in 9.16

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“AngioSoma Most Recent Financial Statements” has the meaning set forth in Section 3.07(b).

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Reorganization Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person from this Agreement and the Reorganization.

“Business Day” means a day of the year in which banks are not required or authorized to be closed in the City of Houston, Texas.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act.

“Certificates” has the meaning set forth in Section 2.07(a).

“Cleanup” means any investigative, monitoring, cleanup, removal, containment or other remedial or response action required by any Environmental Law or Occupational Safety and Health Law.  The terms “removal,” “remedial,” and “response action” include the types of activities covered by CERCLA.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the businesses and affairs of AngioSoma that is not already generally available to the public.

“Contravention” means an act or omission that would “Contravene” something if, as the context requires:

(i)   the act or omission would conflict with it, violate it, and result in a breach or violation of or failure to comply with it, or constitute a default under it;

(ii)   the act or omission would give any Governmental Body or other Person the right to challenge, revoke, withdraw, suspend, cancel, terminate, or modify it, to exercise any remedy or obtain any relief under it, or to declare a default or accelerate the maturity of any obligation under it; or

(iii)   the act or omission would result in the creation of an Encumbrance on the stock or assets of the subject company.

“Controlled Group of Corporations” has the meaning set forth in Code Section 1563.

“Cross Receipt” has the meaning set forth in Section 2.11(c).

“Deferred Intercompany Transaction” has the meaning set forth in Code Regulation Section 1.1502-13.

“Dissenting Shares” has the meaning set forth in Section 2.09.

“Effective Time” means the last to occur: (i) the Effective Time of the Merger as defined in Section 2.02, or (ii) the Effective Time specified in the Information Statement prepared, filed with the SEC and mailed to the AngioSoma shareholders in accordance with SEC Regulation 14C under Section 14(c) of the Exchange Act.

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“Employee Benefit Plan” means any (a) non-qualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-employer Plan), or (d) Employee Welfare Benefit Plan, cafeteria plan as defined in Section 125 of the Code, or material fringe benefit plan or program.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, lien, option, pledge, security interest, preference, priority, right of first refusal, or similar restriction.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable water and ocean waters), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other similar medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, Liability, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(i)   any environmental, health, or safety matter or condition (including on-site or off-site contamination, occupational safety and health, and regulation of any chemical substance or product);

(ii)   any fine, penalty, judgment, award, settlement, proceeding, damages, loss, claim, demand and response, investigative, monitoring, remedial, or inspection cost or expense arising under Environmental Law or Occupational Safety and Health Law;

(iii)   financial responsibility under any Environmental Law or Occupational Safety and Health Law for Cleanup costs or corrective action, (whether or not such Cleanup has been required or requested by any Governmental Body or other Person) and for any natural resource damage; or

(iv)   any other compliance, corrective, or remedial measures required under any Environmental Law or Occupational Safety and Health Law.

“Environmental Law” means CERCLA and any other Legal Requirement that requires or relates to:

(i)   advising appropriate Governmental Bodies, employees, or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(ii)   preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(iii)   reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated;

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(iv)   assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(v)   protecting resources, species, or ecological amenities;

(vi)   reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(vii)   Cleanup of pollutants that have been Released, preventing the threat of Release, or paying the costs of such Cleanup or prevention; or

(viii)   making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Facility” means any Real Property or tangible personal property interest owned or operated by AngioSoma or First Titan or their respective Subsidiaries.

“FINRA” means the Financial Industry Regulatory Authority.

“First Titan” has the meaning set forth in the preface to this Reorganization Agreement.

“First Titan Balance Sheet” has the meaning set forth in Section 4.07(c).

“First Titan Common Stock” means the common stock, par value $.001 per share, of First Titan.

“First Titan Disclosure Schedule” has the meaning set forth in Article 4.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Body” means any:

(i)   nation, region, state, county, city, town, village, district, or other jurisdiction;

(ii)   federal, state, local, municipal, foreign or other government;

(iii)    governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, or other entity and any court or other tribunal);

(iv)   multinational organization;

(v)   body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory, or taxing authority or power of any nature; and

(vi)   official of any of the foregoing.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from any of the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to individuals or property on or off the Facilities, or that may affect the value of any of the Facilities of AngioSoma or First Titan and its Subsidiaries.  “Hazardous

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Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

“Including” has the meaning set forth in Section 9.12.

“Income Taxes” means all income and profits Taxes, capital taxes, franchise taxes and similar Taxes based on income, profits or capital (including any Taxes in lieu of such income or profits Taxes) imposed by any Federal, state, local or foreign governmental agency, whether in the form of assessments in the nature of Taxes or otherwise, together with all interest, penalties and additions imposed with respect to (a) such Taxes or (b) the late filing or no filing of returns relating to such Taxes.

“Information Statement” has the meaning set forth in Section 3.17.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Legal Requirement” means any constitution, law, statute, treaty, rule, regulation, ordinance, binding case law or principle of common law, notice, approval or Order of any Governmental Body, and any contract with any Governmental Body relating to compliance with any of the foregoing.

“Merger” has the meaning set forth in the Recitals above.

“Merger Consideration” has the meaning set forth in Section 2.06(b).

“Merger Sub” has the meaning set forth in the preface above.

“Multi-employer Plan” has the meaning set forth in ERISA Section 3(37).

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether

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governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” means any course of business, transaction or undertaking that, when consummated or undertaken, will not create a material adverse effect upon consummation of the transactions contemplated by the Reorganization Agreement.

“Outside Date” has the meaning set forth in Section 8.01(b).

“Outstanding AngioSoma Capital Stock” means all AngioSoma Capital Stock issued and outstanding immediately prior to the Effective Time.

“Parties” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Real Property” means all real property of AngioSoma or First Titan and their respective Subsidiaries, including all parcels and tracts of land in which AngioSoma or First Titan and their respective Subsidiaries has a fee simple estate or a leasehold estate, and all improvements, easements and appurtenances thereto.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Reorganization” means, collectively, the Merger and corporate name change.

“Reorganization Agreement” has the meaning set forth in the preface above.

“Reportable Event” has the meaning set forth in ERISA Section 4043.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.07(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable, and (c) purchase money liens and liens securing rental payments under capital lease arrangements.

“Stockholders” has the meaning set forth in the Recitals above.

“Subsidiary” means any corporation or other organization with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or other managing members.

“Surviving Company” has the meaning set forth in Section 2.01.

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“Taxes” shall mean all excise, real and personal property, sales, use, customs duties, payroll, withholding, capital or franchise (based on capital and/or activity), estimated and other taxes, including Income Taxes, imposed by a federal, state, local or foreign governmental agency, whether in the form of assessments which are in the nature of Taxes or otherwise, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any Party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Threatened” means an action or matter would be considered to have been “Threatened” if a demand or statement has been made (whether orally or in writing) or a notice has been given (whether orally or in writing), or any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such action or matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

ARTICLE 2

THE REORGANIZATION

Section 2.01.  Basic Merger Transaction.  Upon the terms and subject to the conditions set forth in this Reorganization Agreement and in accordance with applicable Nevada Law and Texas Law, at the Effective Time, Merger Sub shall be merged with and into AngioSoma.  As set forth in Sections 2.06 and 2.07 hereunder, simultaneously with the Merger, the AngioSoma Common Stock will be automatically converted to shares of First Titan Common Stock.  As a result of the Merger, all of the outstanding capital stock of Merger Sub and AngioSoma Common Stock shall be converted or canceled in the manner provided in Section 2.06 of this Reorganization Agreement, the separate existence of Merger Sub shall cease and AngioSoma will be the surviving corporation in the Merger.

Section 2.02.  Effective Time; Closing.  As promptly as practicable after Closing (defined below), and in no event later than the first Business Day following the satisfaction or, if permissible, waiver of the conditions set forth in Article 7 (or such other date as may be agreed in writing by each of the Parties), the Parties shall cause the Nevada Merger and Texas Merger to be consummated by:

(a)   causing a certificate of merger (the “Nevada Certificate of Merger”) to become effective after filing with the Secretary of State of the State of Nevada (the “Nevada Secretary”) in such form as is required by, and executed in accordance with the relevant provisions of, Nevada Law.

(b)   causing a certificate of merger (the “Texas Certificate of Merger”) to become effective after filing with the Secretary of State of the State of Texas (the “Texas Secretary”) in such form as is required by, and executed in accordance with the relevant provisions of, Texas Law.

The term “Effective Time” means the latest date and time of the effective date specified in

(a)    the Nevada Certificate of Merger filed with the Nevada Secretary, or

(b)   the Texas Certificate of Merger filed with the Texas Secretary.

Immediately prior to the effective time, a closing (the “Closing”) will be held at the Houston, Texas offices of Sonfield & Sonfield at 9:00 a.m., local time, on the first Business Day after the date on which the last of the conditions to Closing set forth in Article 7 hereof (other than conditions to be satisfied at the Closing) are fulfilled

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or waived by the appropriate Party, as the case may be (or such other time, date or place as the Parties may agree) (the “Closing Date”).

Section 2.03.  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Nevada Law and Texas Law.

Section 2.04.  Certificate of Incorporation and Bylaws. At the Effective Time, the articles of incorporation and bylaws of AngioSoma, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Company, until thereafter amended as provided therein or by applicable law.

Section 2.05.  Directors and Officers.  At the Effective Time, the officers of AngioSoma shall continue as the officers of the Surviving Company, to hold the office or position presently held with AngioSoma and shall become the officers and directors of First Titan to hold office in accordance with the articles of incorporation and bylaws of First Titan until a successor is elected or appointed and has qualified or until the earliest of such director’s death, resignation, removal or disqualification, or as otherwise provided in the bylaws of First Titan.

Section 2.06.  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the AngioSoma Stockholders, Merger Sub or AngioSoma:

(a)   The AngioSoma Stockholders interest in AngioSoma (the “AngioSoma Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of fully paid, non-assessable shares of First Titan Common Stock issuable to the Persons set out in Exhibit A hereto (the “Exchange Ratio”).

(b)   Shares of First Titan Common Stock to be issued to holders of AngioSoma Common Stock pursuant to Section 2.06(a) are referred to as the “Merger Consideration.”  If between the date of this Reorganization Agreement and the Effective Time, any AngioSoma Common Stock held by a First Titan stockholder shall be transferred to First Titan and the Merger Consideration shall be correspondingly adjusted to the extent appropriate to reflect such transfer of shares.

(c)   In any event, if between the date of this Reorganization Agreement and the Effective Time, the outstanding shares of First Titan Common Stock or AngioSoma Common Stock shall have been changed into a different number of shares or interests or a different class, by reason of any declared or completed dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or interests, the Merger Consideration shall be correspondingly adjusted to the extent appropriate to reflect such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.  Upon surrender of the AngioSoma Common Stock in accordance with Section 2.07, such holder of AngioSoma Common Stock shall be entitled to receive the Merger Consideration.

(d)   From and after the Effective Time, all AngioSoma Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and all writings previously representing any such interests shall thereafter represent the right to receive the Merger Consideration into which such AngioSoma Capital Stock were converted in the Merger upon surrender of the certificate(s) representing such interests in accordance with Section 2.07.

(e)   Any AngioSoma Capital Stock owned by AngioSoma, First Titan Merger Sub or any direct or indirect wholly owned subsidiary of AngioSoma immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(f)   Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of capital

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stock of the Surviving Company at the Effective Time, and the Surviving Company thereafter shall not have other equity securities.

(g)   In addition to the shares of First Titan Common Stock to be issued to holders of AngioSoma Common Stock pursuant to Section 2.06(a), First Titan will issue the number of options to purchase shares of Common Stock shares shown on Exhibit A, substantially in the form attached as Exhibit G.

Section 2.07.  Exchange of Certificates.

(a)   At the Closing, each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented Outstanding AngioSoma Capital Stock shall tender such Certificates to First Titan or its designated transfer or exchange agent along with a completed and executed transmittal letter substantially in the form of Exhibit D (“Transmittal Letter”), along with such other documents as First Titan may reasonably request, including a stock power.  Upon surrender of a Certificate for cancellation to First Titan together with a completed and executed Transmittal Letter and such duly executed documents as may be required, the holder of such Certificate shall be entitled to receive in exchange therefore the Merger Consideration which such holder has the right to receive in respect of First Titan Capital Stock formerly represented by such Certificates, together with any dividends or other distributions to which such holder is entitled pursuant to Section 2.07(b).  The surrendered Certificates shall then be marked canceled.  In the event of a transfer of ownership of AngioSoma Capital Stock which is not registered in the transfer records of AngioSoma and, the Merger Consideration may be paid in accordance with Article 2 to the transferee if the Certificates representing such shares of AngioSoma Capital Stock are presented to First Titan, accompanied by a completed and executed Transmittal Letter along with all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.07(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.07(b).  No interest shall be paid on the Merger Consideration.

(b)    No dividends or other distributions declared or made after the Effective Time with respect to First Titan Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Common Stock evidenced thereby until the holder of such Certificate shall surrender such Certificate.  Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of such Certificate, in addition to the shares of First Titan Common Stock as provided in Section 2.07(a), without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole shares of AngioSoma Common Stock evidenced by such Certificate.

(c)   The Merger Consideration issued or paid upon conversion of the Outstanding AngioSoma Capital Stock in accordance with the terms hereof (including any cash paid or other distributions pursuant to Sections 2.07(b) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such AngioSoma Capital Stock.

(d)   Neither First Titan nor the Surviving Company shall be liable to AngioSoma and for any Merger Consideration (or dividends or distributions with respect thereto) which remains undistributed to the holders of AngioSoma Capital Stock for one year after the Effective Time and is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)   If the representation of ownership of any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the AngioSoma Stockholder claiming such Certificate to be lost, stolen

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or destroyed and, if required by AngioSoma, the posting by such AngioSoma Stockholder of a bond in such reasonable amount as AngioSoma may direct as indemnity against any claim that may be made against it with respect to such AngioSoma Certificate, First Titan will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, and unpaid dividends and distributions on the Merger Consideration deliverable in respect thereof pursuant to this Reorganization Agreement.

(f)   No certificates or script evidencing fractional shares of First Titan Common Stock shall be issued upon the surrender for exchange of Certificates, but in lieu thereof each equity holder of AngioSoma and who would otherwise be entitled to receive a fraction of a share of First Titan Common Stock, after aggregating all fractional shares of AngioSoma Common Stock which such holder would be entitled to receive under Section 2.06, shall receive the next larger number of whole shares of First Titan Common Stock to which such holder would otherwise be entitled.

Section 2.08.  Stockholder Transfer Books.  At the Effective Time, the stockholders transfer books of AngioSoma and shall be closed and there shall be no further registration of transfers of AngioSoma Capital Stock thereafter on the records of AngioSoma. On or after the Effective Time, any Certificates presented to First Titan for any reason shall be converted into the Merger Consideration, and any dividends or other distributions to which they are entitled pursuant to Section 2.07(b) in accordance with the terms of this Reorganization Agreement.

Section 2.09.  Dissenting Stockholders. AngioSoma Capital Stock that have not been voted for adoption of the merger and with respect to which dissenter’s rights have been properly demanded in accordance with Nevada Law (“Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares withdraws his demand for dissenter’s rights or becomes ineligible of dissenter’s rights.  If a holder of Dissenting Shares withdraws his demand for dissenter’s rights or becomes ineligible of dissenter’s rights, then, as of the Effective Time or the occurrence of such event, whichever later occurs such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration.

Section 2.10.  Stock Options. At the Effective Time, each then outstanding option to purchase AngioSoma Common Stock listed on Exhibit A, shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted to options of First Titan.

Section 2.11.  Additional Covenants and Agreements.

(a)   The parties will cause to be executed and filed and recorded any document or documents prescribed by Nevada Law that they will cause to be performed all necessary acts within the State of Nevada and elsewhere to effectuate the merger herein provided for.

(b)   AngioSoma will appoint the officers and directors, each acting alone, as its true and lawful attorneys in fact to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Reorganization Agreement.

(c)   Upon completion of the exchange of Certificates as provided in Section 2.07, Stockholders and First Titan will execute and deliver a cross receipt substantially in the form of Exhibit G hereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ANGIOSOMA AND STOCKHOLDERS

AngioSoma and Stockholders represent and warrant to First Titan that, to their respective Knowledge, the statements contained in this Article 3 are correct and complete in all material respects as of the date of this

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Reorganization Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Reorganization Agreement throughout this Article 3), except as set forth in the disclosure schedule delivered by AngioSoma to First Titan on the date hereof and initialed by the Parties (the “AngioSoma Disclosure Schedule”).  Any disclosure in AngioSoma Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, if AngioSoma Disclosure Schedule identifies the exception with reasonable particularity, describes the relevant facts in reasonable detail and identifies the subsection of this Article 3 to which the exception applies.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).  AngioSoma Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 3.

Section 3.01.  Organization, Qualification and Corporate Power. AngioSoma is a corporation duly organized, validly existing, and in good standing under Nevada Law.  AngioSoma is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  AngioSoma has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the businesses in which it is engaged, to own and use the properties owned and used by it and to execute and deliver this Reorganization Agreement and to perform its obligations hereunder and to consummate the Merger and the transactions contemplated thereby.  Section 3.01 of AngioSoma Disclosure Schedule lists the directors and officers of AngioSoma.  Except as set forth on Section 3.01 of AngioSoma Disclosure Schedule, each of AngioSoma does not have and never has had any equity or ownership interests in any corporation, partnership, joint venture, limited liability company or other legal entity.  The execution and delivery of this Reorganization Agreement and the other agreements, documents and instruments executed in connection herewith to which AngioSoma are a party and the consummation by AngioSoma of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of AngioSoma are necessary to authorize this Reorganization Agreement or such other agreements, documents and instruments or to consummate the Mergers and the transactions contemplated thereby (other than the filing and recordation of the Nevada Certificate of Merger with the Nevada Secretary as required by Nevada Law.  The Reorganization Agreement and the other agreements, documents and instruments executed in connection herewith to which AngioSoma are a party has been duly and validly executed and delivered by AngioSoma and constitute a legal, valid and binding obligation of AngioSoma, enforceable against AngioSoma in accordance with their respective terms.  The minute books (containing the records of meetings of the directors and any committees of AngioSoma) and the corporate record books of each of AngioSoma are correct and complete.  AngioSoma is not in default under or in violation of any provision of its articles of incorporation and bylaws.

Section 3.02.  No contravention.  Except as set out on Section 3.02 of AngioSoma Disclosure Schedule, neither the execution and the delivery of this Reorganization Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which AngioSoma is subject or any provision of its articles of incorporation or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which AngioSoma is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).  None of AngioSoma needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Reorganization Agreement, other than the filing and recordation of the Nevada Certificate of Merger with the Nevada Secretary.

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Section 3.03.  Capitalization. Section 3.03 of AngioSoma Disclosure Schedule sets out the outstanding shares of capital stock of AngioSoma.  All of the issued and Outstanding AngioSoma Capital Stock have been duly authorized, are validly issued, fully paid, and nonassessable.  Except as set forth in Section 3.03(a) of AngioSoma Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require AngioSoma to issue, sell, or otherwise cause to become outstanding any of its AngioSoma Capital Stock.  Other than the Outstanding AngioSoma Capital Stock, there is no outstanding or authorized appreciation, profit participation, or similar rights with respect to AngioSoma.  Except as set forth in Section 3.03(b) of AngioSoma Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the AngioSoma Capital Stock of AngioSoma.  Section 3.03(a) of AngioSoma Disclosure Schedule shall set forth the date of grant, exercise price, number of AngioSoma Capital Stock exercisable for and the expiration date for each outstanding option, warrant and other convertible security of AngioSoma.  Section 3.03(c) of AngioSoma Disclosure Schedule shall set forth each outstanding option, warrant and other convertible security of AngioSoma that is subject to registration rights.

Section 3.04.  Brokers’ Fees.  None of AngioSoma or Stockholders has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Reorganization Agreement.

Section 3.05.  Title to Assets. Except as set forth in Section 3.05 of AngioSoma Disclosure Schedule, AngioSoma have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on AngioSoma Balance Sheet (as defined in Section 3.07) or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of AngioSoma Balance Sheet.

Section 3.06.  Subsidiaries. Section 3.06 of AngioSoma Disclosure Schedule sets forth for each Subsidiary of AngioSoma (i) its name and jurisdiction of organization, (ii) the description of its equity interests, and (iii) the number of issued and outstanding equity interests, the names of the holders thereof, and the amount of equity interests held by each such holder.

Section 3.07.  Financial Statements.

(a)   The AngioSoma unaudited financial Statements (including, in each case, any notes thereto) (i) are in accordance with the books and records of AngioSoma; (ii) present fairly and accurately the financial condition of AngioSoma, as of the dates of the balance sheets; (iii) present fairly and accurately the results of operations for the periods covered by such statements; (iv) present fairly and accurately the changes in shareholder’s equity and cash flows for the periods covered by such statements; (v) have been prepared in accordance with GAAP applied on a consistent basis; and (vi) include all adjustments (consisting of only normal recurring accruals) which are necessary for a fair presentation of the financial condition of AngioSoma, and of the results of operations of AngioSoma for the periods covered by such statements, and fairly present the financial position, results of operations and changes in shareholder’s equity and cash flows of AngioSoma and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein.

(b)   The opening unaudited balance sheet (“AngioSoma Balance Sheet”) as of and for the date of organization of AngioSoma have been prepared in accordance with GAAP applied on a consistent basis and present fairly the financial condition of AngioSoma as of such dates; provided, however, that AngioSoma Balance Sheet subject to normal year-end adjustments and lack footnotes and other presentation items.

(c)   Except to the extent set forth on the AngioSoma Balance Sheet, AngioSoma has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be

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reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles applied on a consistent basis.

(d)   Except as set forth herein or in Section 3.07 of AngioSoma Disclosure Schedule, since the date of the AngioSoma Balance Sheet, there has not been any material adverse change in the financial condition of AngioSoma.

Section 3.08.  Undisclosed Liabilities.   Except as set forth in Section 3.08 of AngioSoma Disclosure Schedule, none of AngioSoma have any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any liability, except for liabilities set forth on the face of AngioSoma Balance Sheet (rather than in any notes thereto).

Section 3.09.  Legal Compliance. Except as set forth herein or in Section 3.09 of AngioSoma Disclosure Schedule each of AngioSoma and their respective predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), including all import and export laws relating to its products and business and the payment of all customs duties or other official charges incurred, due or owed by AngioSoma and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

Section 3.10.  Intellectual Property.  Except as set forth in Section 3.10 of AngioSoma Disclosure Schedule, AngioSoma owns good and defensible title to all intellectual property used in the operation of its business.

Section 3.11.  Tangible Assets.  The tangible assets that AngioSoma own and lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear), and is suitable for the purpose for which it presently is used.

Section 3.12.  Intentionally Omitted.

Section 3.13.  Employees. None of AngioSoma is a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years.  None of AngioSoma have committed any material unfair labor practice.  None of AngioSoma or management of AngioSoma has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of AngioSoma.

Section 3.14.  Guaranties. None of AngioSoma is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

Section 3.15.  Certain Business Practices.  AngioSoma and, to the knowledge of AngioSoma and each director, officer, authorized agent or employee of AngioSoma have not, directly or indirectly, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) made any other unlawful payment, (d) violated any of the provisions of Section 999 of the Code or Section 8 of the Export Administration Act, as amended, or (e) established or maintained any fund or asset that has not been recorded in the books and records of AngioSoma.

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Section 3.16.  Parachute Payments. AngioSoma has not entered into any agreement that would result in the making of “parachute payments,” as defined in Section 280G of the Code, to any Person.

Section 3.17.  Information Statement.  The information supplied or to be supplied by or on behalf of AngioSoma for inclusion or incorporated by reference in any AngioSoma information statement that may be required pursuant to Regulation 14C pursuant to Section 14(c) of the Exchange Act, in definitive form (the “Information Statement”), will not, at the date mailed to the AngioSoma stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Information Statement, insofar as it relates to AngioSoma, will comply as to form in all material respects with the applicable provisions of the Exchange Act and rules and regulations thereunder.

Section 3.18.  Environment, Health, and Safety.

(a)   AngioSoma is, and at all times has been, in full compliance with, and has not been and is not in Contravention of or liable under, any Environmental Law or Occupational Safety and Health Law.  None of AngioSoma has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible received, any actual or Threatened Order, notice, or other communication from (i) any Governmental Body or other Person acting in the public interest, or (ii) the current or prior owner or operator of any Facility, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal, or mixed) in which any of AngioSoma has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by AngioSoma or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b)   There are no pending or Threatened, claims, Encumbrances or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law or Occupational Safety and Health Law, with respect to or affecting any Facilities or any other properties and assets (whether real, personal, or mixed) in which any of AngioSoma has or had an interest.

(c)   None of AngioSoma has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any actual, alleged, possible or potential Contravention of or failure to comply with any Environmental Law or Occupational Safety and Health Law, or of any actual, alleged, possible or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal, or mixed) in which any of AngioSoma had an interest, or with respect to any property or facility to or by which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by any of AngioSoma or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.  Neither AngioSoma nor any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to any Facility or with respect to any other property or asset (whether real, personal, or mixed) in which any of AngioSoma (or any predecessor), has or had an interest, or at any property geologically or hydro-logically adjoining any Facility or any such other property or asset.

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(d)   There has been no Release or, to AngioSoma’s Knowledge, Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal, or mixed) in which any of AngioSoma has or had an interest, or any geologically or hydro-logically adjoining property, whether by any of AngioSoma or any other Person.

(e)   AngioSoma has delivered to First Titan true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any of AngioSoma pertaining to Hazardous Materials or Hazardous Activities in, on, or under any Facilities, or concerning compliance by any of AngioSoma or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF FIRST TITAN

First Titan represents and warrants to AngioSoma that, to its Knowledge, the statements contained in this Article 4 are correct and complete in all material respects as of the date of this Reorganization Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Reorganization Agreement throughout this Article 4), except as set forth in the disclosure schedule delivered by First Titan to AngioSoma on the date hereof and initialed by the Parties (the “First Titan Disclosure Schedule”).  Any disclosure in the First Titan Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, if the First Titan Disclosure Schedule identifies the exception with reasonable particularity, describes the relevant facts in reasonable detail and identifies the subsection of this Article 4 to which the exception applies.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).  The First Titan Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article.

Section 4.01.  Organization, Qualification, and Corporate Power.  First Titan is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. First Titan is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  First Titan has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the businesses in which it is engaged, to own and use the properties owned and used by it and to execute and deliver this Reorganization Agreement and to perform its obligations hereunder and to consummate the Merger and the transactions contemplated thereby.  Section 4.01 of the First Titan Disclosure Schedule lists the directors and officers of First Titan.  Except as set forth on Section 4.01 of the First Titan Disclosure Schedule, First Titan does not have and never has had any equity or ownership interests in any corporation, partnership, joint venture, limited liability company or other legal entity.  The execution and delivery of this Reorganization Agreement by First Titan and the other agreements, documents and instruments executed in connection herewith to which First Titan is a party and the consummation by First Titan of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of First Titan are necessary to authorize this Reorganization Agreement or such other agreements, documents and instruments or to consummate the Merger and the transactions contemplated thereby (other than the filing and recordation of the Nevada Certificate of Merger with the Nevada Secretary by Merger Sub as required by Nevada Law).  The Reorganization Agreement and the other agreements, documents and instruments executed in connection herewith to which First Titan is a party has been duly and validly executed and delivered by First Titan and constitute a legal, valid and binding obligation of First Titan, enforceable against

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First Titan in accordance with their respective terms.  The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of First Titan are correct and complete.  First Titan is not in default under or in violation of any provision of its charter or bylaws.

Section 4.02.  Capitalization. Section 4.02 of the First Titan Disclosure Schedule lists the outstanding warrants to purchase Common Stock shares of First Titan and reflects, as of the Effective Time, the capitalization of First Titan including: (i) the number of authorized shares of First Titan Common Stock, (ii) the number of issued and outstanding shares of First Titan Common Stock, (iii) the number of authorized shares of First Titan Preferred Stock, (iv) the number and designation of issued and outstanding shares of First Titan Preferred Stock, (v) the date of grant, exercise price, number of shares of First Titan Common Stock exercisable for and the expiration date for each outstanding option, warrant and other convertible security of First Titan, (vi) outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require First Titan to issue, sell, or otherwise cause to become outstanding any of its capital stock, (vii) each outstanding option, warrant and other convertible security of First Titan, (viii) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights.  No First Titan Common Stock shares were held in treasury.  All of the issued and outstanding shares of First Titan Common Stock have been duly authorized, are validly issued, fully paid and nonassessable and not subject to preemptive rights.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of First Titan.

Section 4.03.  Noncontravention. Neither the execution and the delivery of this Reorganization Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which First Titan is subject or any provision of the charter or bylaws of First Titan or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which First Titan is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).  First Titan needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Reorganization Agreement, other than the filing and recordation of the Nevada Certificate of Merger with the Nevada Secretary.

Section 4.04.  Brokers’ Fees.  Except as set forth in Section 4.04 of the First Titan Disclosure Schedule, First Titan has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Reorganization Agreement.

Section 4.05.  Title to Assets.  First Titan have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the First Titan Balance Sheet (as defined in Section 4.07) or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the First Titan Balance Sheet.

Section 4.06.  Subsidiaries.  Section 4.06 of the First Titan Disclosure Schedule sets forth for each Subsidiary of First Titan (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury.  All of the issued and outstanding shares of capital stock of each Subsidiary of First Titan have been duly authorized and are validly issued, fully paid, and nonassessable.  First Titan holds of record

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and owns beneficially all of the outstanding shares of each Subsidiary of First Titan, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  There is no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to First Titan.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of First Titan.  First Titan does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of First Titan.

Section 4.07.  SEC Filings; Financial Statements.

(a)   First Titan has timely filed all forms, reports, statements and documents (collectively, the “SEC Reports”) required to be filed by it within the past twelve months with the SEC.  The SEC Reports, after giving effect to any amendments thereto, (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No Subsidiary of First Titan is currently required to file any form, report or other document with the SEC.

(b)   Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Reports (i) are in accordance with the books and records of First Titan; (ii) present fairly and accurately the financial condition of First Titan, as of the dates of the balance sheets; (iii) present fairly and accurately the results of operations for the periods covered by such statements; (iv) present fairly and accurately the changes in stockholders’ equity and cash flows for the periods covered by such statements; (v) have been prepared in accordance with GAAP applied on a consistent basis; (vi) include all adjustments (consisting of only normal recurring accruals which are necessary for a fair presentation of the financial condition of First Titan, and of the results of operations of First Titan for the periods covered by such statements; and (vii) fully comply with all requirements of SEC Regulation S-K and all applicable securities laws, and each fairly presented the financial position, results of operations and changes in stockholders’ equity and cash flows of First Titan and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein.

(c)   Except to the extent set forth on the audited consolidated balance sheet of First Titan as of January 13, 2016, including the notes to the audited financial statements of which such balance sheet is a part and which is included in First Titan’s Form 10-K for the year ended September 30, 2015 (the “First Titan Balance Sheet”), and any subsequent quarterly filings on Form 10-Q neither First Titan nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles applied on a consistent basis.

(d)   First Titan has heretofore made available to AngioSoma, true, complete and correct copies of all amendments and modifications (if any) that have not been filed by First Titan with the SEC to all agreements, documents and other instruments that previously had been filed by First Titan as exhibits to the SEC Reports and are currently in effect.

Section 4.08.  Absence of Certain Changes or Events. Since March 31, 2016, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of First Titan.  Without limiting the generality of the foregoing, since that date:

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(a)   First Titan has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

(b)   First Titan has not entered into any material agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) outside the Ordinary Course of Business;

(c)   no party (including First Titan) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $100,000 to which First Titan is a party or by which any of them is bound;

(d)   First Titan has not imposed any Security Interest upon any of its assets, tangible or intangible;

(e)   First Titan has not made any capital expenditures (or series of related capital expenditures) in excess of $100,000;

(f)   except as set forth in Section 4.08(f) of the First Titan Disclosure Schedule, First Titan has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

(g)   First Titan has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money and capitalized lease obligations either involving more than $10,000 singly or $100,000 in the aggregate;

(h)   First Titan has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(i)   there has been no change made or authorized in the charter or bylaws of First Titan;

(j)   First Titan has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, other than transactions identified in Form 8-K, Form 10-K or Form 10-Q as previously reported;

(k)   except as set forth in Section 4.08(k) of the First Titan Disclosure Schedule, First Titan has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(l)   First Titan has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(m)   except as set forth in Section 4.08(m) of the First Titan Disclosure Schedule, First Titan has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

(n)   First Titan has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

(o)   First Titan has not granted any increase in the base compensation of any of its directors or officers or any of its other employees outside the Ordinary Course of Business;

(p)   First Titan has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

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(q)   First Titan has not made any other change in employment terms for any of its directors, officers, and employees; and

(r)   except as set forth in Section 4.08(r) of the First Titan Disclosure Schedule, First Titan has not delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

(s)   First Titan has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

(t)   First Titan has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(u)   there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving First Titan; and

(v)   First Titan has not committed to any of the foregoing.

Section 4.09.  Undisclosed Liabilities.  First Titan has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against First Titan giving rise to any liability, except for liabilities set forth on the face of the First Titan Balance Sheet (rather than in any notes thereto).

Section 4.10.  Legal Compliance. Each of First Titan, its Subsidiaries, and their respective predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), including all import and export laws relating to its products and business and the payment of all customs duties or other official charges incurred, due or owed by First Titan or its Subsidiaries, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

Section 4.11.  Tax Matters.

(a)   First Titan has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns that it was required to file.  All such Tax Returns were complete and accurate in all material respects.  All Taxes owed by First Titan (whether or not shown on any Tax Return) have been paid.  First Titan is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where First Titan does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Security Interests on any of the assets of First Titan that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)   First Titan has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)   No director or officer (or employee responsible for Tax matters) of First Titan expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  There is no dispute, claim, notice or inquiry concerning any Tax liability of First Titan or its Subsidiaries either claimed or raised by any authority in writing or as to which any of the directors and officers (and employees responsible for Tax matters) of First Titan has Knowledge based upon personal contact with any agent of such authority.  There are no material matters under discussion between First Titan or its Subsidiaries and any governmental

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authority regarding claims for additional Taxes or assessments with reference to First Titan or its Subsidiaries or the business or property of First Titan or its Subsidiaries.

(d)   Section 4.11(d) of the First Titan Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to First Titan for taxable periods ended on or after September 30, 2015, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  First Titan has delivered to AngioSoma correct and complete copies of all federal Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by First Titan or its Subsidiaries since September 30, 2015.  First Titan has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)   First Titan has not filed consent under Code Section 341(f) concerning collapsible corporations.  First Titan has not made any material payments, is not obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code Section 280G.  First Titan has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).  First Titan has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.  First Titan is not a party to any Tax allocation or sharing agreement.  First Titan (i) has not been a member of an Affiliated Group filing a consolidated federal Tax Return or (ii) has any liability for the Taxes of any Person (other than of First Titan or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f)   Section 4.11(f) of the First Titan Disclosure Schedule sets forth estimates of the following information with respect to First Titan (or, in the case of clause (B) below, with respect to each of the Subsidiaries) as of the most recent practicable date: (A) the basis of First Titan or Subsidiary in its assets; (B) the basis of the stockholder(s) of the Subsidiary in its stock; (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to First Titan or Subsidiary; and (D) the amount of any deferred gain or loss allocable to First Titan or Subsidiary arising out of any Deferred Intercompany Transaction.

(g)   The unpaid Taxes of First Titan (i) did not, as of September 30, 2015, exceed by any material amount the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the First Titan Balance Sheet (rather than in any notes thereto) and (ii) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of First Titan in filing their Tax Returns.

Section 4.12.  Real Property.  Section 4.12 of the First Titan Disclosure Schedule lists and describes briefly all real property leased or subleased to First Titan.  First Titan has delivered to AngioSoma correct and complete copies of the leases and subleases listed in Section 4.12 of the First Titan Disclosure Schedule (as amended to date).

Section 4.13.  Intellectual Property.

(a)   The Intellectual Property of First Titan does not interfere with, infringe upon, misappropriate, or violate any Intellectual Property rights of third parties, and none of the directors and officers of First Titan has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that First Titan must license or refrain from using any

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Intellectual Property rights of any third party).  No third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of First Titan.

(b)   Section 4.13(b) of the First Titan Disclosure Schedule identifies each license, sublicense, agreement, or permission granted by First Titan or its Subsidiaries to any third party relating to Intellectual Property of First Titan.

Section 4.14.  Tangible Assets.  The buildings, machinery, equipment, and other tangible assets that First Titan own and lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear), and is suitable for the purpose for which it presently is used.

Section 4.15.  Contracts.  Section 4.15 of the First Titan Disclosure Schedule lists the following contracts and other agreements to which First Titan is a party:

(a)   any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in monthly excess of $5,000;

(b)   any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $5,000;

(c)   any agreement concerning a partnership or joint venture;

(d)   any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(e)   any agreement concerning confidentiality or noncompetition;

(f)   any agreement, contract or understanding (including any agreement, contract or understanding evidencing any outstanding indebtedness or other similar obligations to First Titan or its Subsidiaries) with any director, officer, Affiliate or “associate” (as such term is defined in Rule 12b-2 under the Securities Exchange Act) of First Titan or its Subsidiaries;

(g)   any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(h)   any collective bargaining agreement;

(i)   any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

(j)   any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(k)   any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of First Titan; or

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(l)   any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000.

First Titan has delivered to AngioSoma a correct and complete copy of each written agreement listed in Section 4.15 of the First Titan Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 4.20 of the First Titan Disclosure Schedule.  With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

Section 4.16.  Notes and Accounts Receivable.   All notes and accounts receivable of First Titan listed on Section 4.21 of the First Titan Disclosure Schedule are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the First Titan Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions in the Ordinary Course of Business through the Closing Date.  With respect to the accounts receivable listed on Section 4.16 of the First Titan Disclosure Schedule, no chargeback allowance or cooperative advertising allowance or related liability exists that is not fully and accurately reflected in such accounts receivable.

Section 4.17.  Intentionally Omitted.

Section 4.18.  Insurance.  Section 4.18 of the First Titan Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which First Titan has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 3 years:

(a)   the name, address, and telephone number of the agent;

(b)   the name of the insurer, the name of the policyholder, and the name of each covered insured;

(c)   the policy number and the period of coverage;

(d)   the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(e)   a description of any retroactive premium adjustments or other loss- sharing arrangements.

With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither First Titan nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.  First Titan has been covered during the past 3 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.  Section 4.18 of the First Titan Disclosure Schedule describes any material self-insurance arrangements affecting First Titan.

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Section 4.19.  Litigation.  Section 4.19 of the First Titan Disclosure Schedule sets forth each instance in which First Titan (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to its Knowledge, is Threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.  None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4.19 of the First Titan Disclosure Schedule could result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of First Titan.  First Titan and the directors and officers (and employees with responsibility for litigation matters) of First Titan have any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or Threatened against First Titan.

Section 4.20.  Employees.  First Titan has no employees.

Section 4.21.  Employee Benefits.

(a)   First Titan does not maintain or contribute, or has ever maintained or contributed to any Employee Benefit Plan.

(b)   None of First Titan, its Subsidiaries and the other stockholders of the Controlled Group of Corporations that includes First Titan contributes to, ever has contributed to, or ever has been required to contribute to any Multi-employer Plan or has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any withdrawal liability, under any Multi-employer Plan.

(c)   First Titan does not maintain or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

(d)   No former employee, officer or director of First Titan has any outstanding agreement, contract or understanding that provides for bonus payments.

ARTICLE 5

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Reorganization Agreement and the Closing.

Section 5.01.  General.  Each of the Parties will use his, her or its reasonable Best Efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Reorganization Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 7).

Section 5.02.  Notices and Consents.  AngioSoma shall give any notices to third parties, and AngioSoma shall use its Best Efforts to obtain any third party consents, that AngioSoma and reasonably may request in connection with the matters referred to in Section 4.03.  Each of the Parties will give any notices to, make any filings with, and use its reasonable Best Efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 4.03.

Section 5.03.  Operation of Business.  Each of (i) AngioSoma, and (ii) AngioSoma and, shall not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.  Without limiting the generality of the foregoing, AngioSoma and First Titan shall not (a) declare, set aside, or pay any dividend or

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make any distribution with respect to any equity interest or redeem, purchase, or otherwise acquire any of capital stock, (b) become a party to any agreement of the type referred to in Section 4.21 (only with respect to AngioSoma), or (c) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 5.07.

Section 5.04.  Preservation of Business.  AngioSoma shall keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

Section 5.05.  Full Access. AngioSoma shall permit representatives of First Titan to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of First Titan, to all premises, properties, Personnel, books, records (including Tax records), contracts, and documents of or pertaining to First Titan.

Section 5.06.  Notice of Developments.  AngioSoma and First Titan will give prompt written notice to the other party of any adverse development causing a breach of any of the representations and warranties in Article 3 or 4, respectively.  No disclosure by any Party pursuant to this Section 5.06, however, shall be deemed to amend or supplement the AngioSoma Disclosure Schedule or the First Titan Disclosure Schedule, as applicable, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

AngioSoma Stockholders agree, that until such time, if any, as this Reorganization Agreement is terminated pursuant to Section 8, it shall not, directly or indirectly or shall it authorize or permit any AngioSoma Stockholder, agent of, or any investment banker, attorney, accountant or other advisor or representative of AngioSoma Stockholders to, directly or indirectly through another Person, solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal, or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, or approve, endorse or recommend any Acquisition Proposal, or enter into any letter of intent, agreement in principle, acquisition agreement or other document or contract contemplating or otherwise relating to an Acquisition Proposal.

For purposes of this Section 5.07, “Acquisition Proposal” means any offer or proposal for (whether or not in writing and whether or not delivered to the stockholders of First Titan generally), from any Person relating to any issuance or transfer of capital stock of First Titan that, upon issuance or transfer thereof, will represent, directly or indirectly, a voting majority of the outstanding shares of First Titan capital stock other than the transactions contemplated by this Reorganization Agreement.

Section 5.07.  Filing of Current Report on Form 8-K.   Promptly after execution of this Reorganization Agreement, First Titan shall file a Current Report on Form 8-K with the SEC to report the execution of this Reorganization Agreement.

Section 5.08.  Section 16(b) Board Approval.   Prior to Closing, the board of directors of First Titan shall, by resolution duly adopted by such board of directors or a duly authorized committee of “non-employee directors” thereof, approve and adopt, for purposes of exemption from “short-swing” liability under Section 16(b) of the Exchange Act, the acquisition of First Titan Common Stock at the Effective Time by management of AngioSoma who become, prior to, at, or following the Effective Time of the Merger, management of First Titan as a result of the exchange of AngioSoma Common Stock in the Merger.  Such resolution shall set forth the name of the applicable “insiders” for purposes of Section 16 of the Exchange Act, the number of securities to be acquired by

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each individual that the approval is being granted to exempt the transaction under Rule 16b-3 under the Exchange Act.

Section 5.09.  [INTENTIONALLY OMITTED].

Section 5.10.  Change of Name and Trading Symbol.  At the Effective Time of the last to occur of the Merger, or as soon thereafter as practicable, and in compliance with the applicable rules and regulations of FINRA, the SEC and the Nevada Revised Statutes, new management of First Titan will use its Best Efforts to change the name of First Titan to “AngioSoma, Inc.”, or another name selected by the present management of AngioSoma.  First Titan will request FINRA to not change the trading symbol of First Titan to another symbol that is unique to the new corporate name of First Titan.

Section 5.11.  Information Statement. Promptly after execution of this Reorganization Agreement, First Titan, with the cooperation and assistance of AngioSoma and its counsel, will prepare and distribute to the holders of First Titan Common Stock the Information Statement required pursuant to Rule 14f-1 under Regulation 14E of the Exchange Act, describing the Reorganization Agreement provision for a change to the board of directors of First Titan.  The record date for the First Titan Shareholders entitled to notice of the actions described in the Information Statement shall be the date of mailing the Information Statement.

Section 5.12.  Confidentiality.

(a)   First Titan and its shareholders agree that, until the Effective Time:

(1)   First Titan will treat and hold as such all of the AngioSoma Confidential Information, refrain from using any of the AngioSoma Confidential Information except in connection with this Reorganization Agreement, and in the event this Reorganization Agreement is terminated as provided in Article 8, deliver promptly to AngioSoma or destroy, at the request and option of AngioSoma, all tangible embodiments (and all copies) of the AngioSoma Confidential Information, including in electric or magnetic form, which are in his, her or its possession;

(2)   in the event that First Titan is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any AngioSoma Confidential Information, that First Titan will notify AngioSoma promptly of the request or requirement so that AngioSoma may seek an appropriate protective order or waive compliance with the provisions of this Section 5.13(a); and

(3)   if, in the absence of a protective order or the receipt of a waiver hereunder, any of First Titan or its Subsidiary is, on the advice of counsel, compelled to disclose any AngioSoma Confidential Information to any tribunal or else stand liable for contempt, that First Titan may disclose the AngioSoma Confidential Information to the tribunal; provided, however, that the disclosing party shall use his, her or its reasonable Best Efforts to obtain, at the reasonable request of AngioSoma, an order or other assurance that confidential treatment will be accorded to such portion of the AngioSoma Confidential Information required to be disclosed as AngioSoma shall designate.

(b)   AngioSoma Stockholders agree that, until the Effective Time:

(1)   AngioSoma Stockholders will treat and hold as such all of the First Titan Confidential Information, refrain from using any of the First Titan Confidential Information except in connection with this Reorganization Agreement, and in the event this Reorganization Agreement is terminated as provided in

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Article 8, deliver promptly to First Titan or destroy, at the request and option of First Titan, all tangible embodiments (and all copies) of the First Titan Confidential Information, including in electric or magnetic form, which are in his, her or its possession;

(2)   in the event that AngioSoma Stockholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any First Titan Confidential Information, that AngioSoma Stockholders will notify First Titan promptly of the request or requirement so that First Titan may seek an appropriate protective order or waive compliance with the provisions of this Section 5.13(b); and

(3)   if, in the absence of a protective order or the receipt of a waiver hereunder, AngioSoma Stockholders is, on the advice of counsel, compelled to disclose any First Titan Confidential Information to any tribunal or else stand liable for contempt, AngioSoma Stockholders may disclose the First Titan Confidential Information to the tribunal; provided, however, that the disclosing party shall use his, her or its reasonable Best Efforts to obtain, at the reasonable request of First Titan, an order or other assurance that confidential treatment will be accorded to such portion of the First Titan Confidential Information required to be disclosed as First Titan shall designate.

ARTICLE 6

CLOSING COVENANTS

The Parties agree as follows with respect to the Closing.

Section 6.01.  General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Reorganization Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

Section 6.02.  [INTENTIONALLY OMITTED].

Section 6.03.  [INTENTIONALLY OMITTED].

Section 6.04.  Filing of Amended Form 8-K.  Within 71 days after the original report on Form 8-K must be filed, new management of First Titan will prepare and file with the SEC an amendment to the Form 8-K described in Section 5.08 above that includes the financial statements and pro forma financial information prepared pursuant to Regulation S-X for the periods specified in Rule 3.05(b).

Section 6.05.  [INTENTIONALLY OMITTED].

Section 6.06.  Intended Federal Income Tax Consequences. This Reorganization Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368(a)(2)(E) of the Code.  From and after the date of this Reorganization Agreement and until the Effective Time, each party shall use its reasonable Best Efforts to cause the Exchange to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Exchange from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.  Following the Effective Time, neither First Titan nor any of its affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Exchange to fail to qualify as reorganization under section 368(a) of the Code.

Section 6.07.  Board of Directors of First Titan. At the Effective Time, the present directors of First Titan shall have caused the appointment of the Persons designated by AngioSoma and to the board of directors of

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AngioSoma followed by the resignation of all other officers and directors.  In connection with such election, First Titan shall have provided its security holders with an Information Statement not less than 10 days prior to such election pursuant to SEC Rule14f-1 under Regulation 14E of the Exchange Act.

Section 6.08.  Public Announcements. Subject to the exceptions described in Section 9.01, the initial press release relating to this Reorganization Agreement shall be a joint press release the text of which has been agreed to by each of AngioSoma and First Titan.

Section 6.09.  Conveyance Taxes. First Titan shall be liable for and shall hold AngioSoma and the holders of AngioSoma Common Stock who are holders of AngioSoma Common Stock immediately prior to the Effective Time harmless against any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Reorganization Agreement.  The parties acknowledge that this Section 6.09 is specifically intended to benefit the AngioSoma Stockholders immediately prior to the Effective Time.

ARTICLE 7

CONDITIONS TO OBLIGATION TO CLOSE

Section 7.01.  Conditions to Obligation of AngioSoma The obligation of AngioSoma and to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)   the representations and warranties set forth in Article 4 shall be true and correct in all material respects at and as of the Closing Date;

(b)   AngioSoma shall have performed and complied with all of their Pre Closing Covenants described herein, including the covenants set forth in Article 5;

(c)   AngioSoma shall have procured all of the material third party consents specified in Section 5.02;

(d)   no action, suit, or proceeding shall be pending or Threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Reorganization Agreement, (ii) cause any of the transactions contemplated by this Reorganization Agreement to be rescinded following consummation, (iii) affect adversely the right of the AngioSoma Stockholders to own First Titan Common Stock and to control First Titan, or (iv) affect materially and adversely the right of First Titan to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(e)   First Titan shall have delivered to AngioSoma a certificate, substantially in the form of Exhibit B, to the effect that each of the conditions specified above in Section 7.01(a)-(d) is satisfied in all respects;

(f)   First Titan shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in Section 4.03;

(g)   AngioSoma shall have received from counsel to First Titan and Merger Sub an opinion, substantially in the form of Exhibit E hereto, addressed to AngioSoma and dated as of the Closing Date;

(h)   at least ten (10) days prior to the Closing Date, First Titan has mailed to its stockholders the Information Statement described in Section 5.12;

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(i)   At Closing, AngioSoma shall have received from First Titan:

(1)   a copy of the articles of incorporation of First Titan as in effect immediately prior to the Effective Time certified as of a recent date by the secretary of First Titan;

(2)   certificates, as of the most recent practicable dates, as to the corporate good standing of First Titan issued by the Secretary of State of the State of Nevada and any other state in which First Titan is required to be qualified or licensed to transact business, confirming such good standing on or immediately prior to the Closing Date;

(3)   a copy of the by-laws of First Titan in effect on the Closing Date certified by the secretary of First Titan as of the Closing Date;

(4)   resolutions of the board of directors of First Titan and Merger Sub authorizing and approving all matters in connection with this Reorganization Agreement (including matters set forth in Section 5.08) and the transactions contemplated hereby, certified by the secretary of First Titan as of the Closing Date;

(5)   stock certificates representing the First Titan Common Stock issuable pursuant to Article 2 upon presentation of the AngioSoma Common Stock and Transmittal Letter;

(6)   such other documents as AngioSoma may reasonably request;

(j)   all actions to be taken by First Titan in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to AngioSoma.

AngioSoma may waive any condition specified in this Section 7.01 if it executes a writing so stating at or prior to the Closing.

Section 7.02  Conditions to Obligation of First Titan. The obligation of First Titan to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)   the representations and warranties set forth in Article 3 shall be true and correct in all material respects at and as of the Closing Date;

(b)   AngioSoma shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c)   no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Reorganization Agreement or (ii) cause any of the transactions contemplated by this Reorganization Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d)   AngioSoma shall have delivered to First Titan a certificate, substantially in the form of Exhibit C, to the effect that each of the conditions specified above in Section 7.02(a)-(c) is satisfied in all respects;

(e)   the Parties and First Titan shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in Section 4.03;

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(f)   all actions to be taken by AngioSoma in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to First Titan.

(g)   First Titan shall have received from counsel to AngioSoma an opinion, substantially in the form of Exhibit F hereto, addressed to First Titan and dated as of the Closing Date;

(h)   At Closing, First Titan shall have received from AngioSoma:

(1)   a certified copy of the organizational documents of AngioSoma as in effect immediately prior to the Effective Time certified as of a recent date by the secretary of AngioSoma;

(2)   certificates, as of the most recent practicable dates, as to the existence and good standing of AngioSoma issued by the Secretary of State of the State of Nevada and any other state in which AngioSoma is required to be qualified or licensed to transact business, confirming such good standing on or immediately prior to the Closing Date;

(3)   a copy of the articles of incorporation of AngioSoma in effect on the Closing Date certified by a duly authorized officer of AngioSoma as of the Closing Date;

(4)   resolutions of AngioSoma, authorizing and approving all matters in connection with this Reorganization Agreement and the transactions contemplated hereby, certified by the secretary of AngioSoma as of the Closing Date;

(5)   the AngioSoma Common Stock pursuant to Section 2.06;

(6)   a Transmittal Letter for each Certificate; and

(7)   such other documents as First Titan may reasonably request;

(i)   The period of time in which the AngioSoma Stockholders may perfect appraisal rights, if any, with respect to the Merger shall have expired, and Dissenting AngioSoma Stockholders shall constitute not more than 2% of the AngioSoma Common Stock outstanding immediately prior to the Effective Time.

First Titan may waive any condition specified in this Section 7.02 if it executes a writing so stating at or prior to the Closing.

ARTICLE 8

TERMINATION

Section 8.01.  Termination.  This Reorganization Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.01(b) through 8.01(e) by written notice by the terminating party to the other party).

(a)    by mutual written consent of First Titan and AngioSoma;

(b)    by either First Titan or AngioSoma if the Merger shall not have been consummated by the thirtieth day after the date of this Reorganization Agreement (such date as it may be extended in accordance with this Section 8.01(b), the “Outside Date”), which date may be extended by mutual written consent of First Titan, Merger Sub and AngioSoma provided that all conditions to the Closing of the Merger set forth in Article 7 shall have been satisfied, other than those that by their nature can be satisfied only at Closing; provided that the right to terminate this Reorganization Agreement under this Section 8.01(b) shall not be available to any party

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whose material breach of this Reorganization Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date;

(c)    by either First Titan or AngioSoma if a Governmental Body of competent jurisdiction shall have enacted a Legal Requirement or issued a nonappealable final order, decree, regulation or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)   by First Titan, following a breach of or failure to perform any representation, warranty, covenant or agreement on the part of AngioSoma set forth in this Reorganization Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Section 7.02 not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of five (5) days following receipt by AngioSoma of written notice from First Titan of such breach or failure to perform on the Outside Date;

(e)   by AngioSoma, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of First Titan or Merger Sub set forth in this Reorganization Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Section 7.01 not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of twenty (20) days following receipt by First Titan of written notice from AngioSoma of such breach or failure to perform from AngioSoma or the Outside Date; or

Section 8.02.  Effect of Termination. In the event of termination of this Reorganization Agreement as provided in Section 8.01, this Reorganization Agreement shall immediately become void and there shall be no liability or obligation on the part of First Titan, AngioSoma, Merger Sub or their respective officers, directors, partners, stockholders or affiliates; provided that (i) any such termination shall not relieve any party from liability for any breach of this Reorganization Agreement, fraud or knowing misrepresentation and (ii) the provisions of Section 5.13 (Confidentiality), Section 8.02 (Effect of Termination), Section 8.03 (Fees and Expenses) and Article 9 (Miscellaneous) (to the extent applicable to such surviving sections) of this Reorganization Agreement and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Reorganization Agreement.

Section 8.03.  Fees and Expenses. Except as set forth in this Section, all fees and expenses incurred in connection with this Reorganization Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger are consummated; provided, however, that First Titan shall pay all fees and expenses, including accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Information Statement (including any related preliminary materials) and any amendments or supplements thereto.

ARTICLE 9

MISCELLANEOUS

Section 9.01.  Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Reorganization Agreement prior to the Closing without the prior approval of First Titan and AngioSoma, provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable Best Efforts to advise the other Parties prior to making the disclosure).

Section 9.02.  No Third Party Beneficiaries.  This Reorganization Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

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Section 9.03.  Entire Agreement.  This Reorganization Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, except for any Confidentiality Agreement by and between First Titan and AngioSoma.

Section 9.04.  Succession and Assignment.  This Reorganization Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Reorganization Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of First Titan and AngioSoma.

Section 9.05.  Counterparts. This Reorganization Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 9.06.  Headings.  The section headings contained in this Reorganization Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Reorganization Agreement.

Section 9.07.  Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by (a) confirmed facsimile; (b) overnight delivery; or (c) registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

if to First Titan and Merger Sub:

First Titan Corp.

500 North Rainbow Boulevard

Las Vegas, NV 89107

Telephone: (702) 448-8148

Attn: Sydney Jim, Chairman & CEO

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with a copy to (which shall not constitute notice to First Titan):

Kathleen M. Delaney, Esq.

4110 Admiral Court

Missouri City, TX 77459

Telephone: (337) 802-6596

Facsimile (832) 850-6042

if to AngioSoma:

AngioSoma, Inc.

14001 Walden Rd.

Montgomery, TX 77356

Attn: Alex K. Blankenship. President and CEO

Telephone: (281) 381-5334

Email: Blankenship@AngioSoma.com

with a copy to (which shall not constitute notice to AngioSoma):

Sonfield & Sonfield

2500 Wilcrest Drive, Suite 300

Houston, Texas  77042

Attn: Robert L. Sonfield, Jr., Esq.

Telephone: (713) 877-8333

Facsimile: (713) 877-1547

Email: Robert@sonfield.com

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 9.08.  Governing Law. This Reorganization Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

Section 9.09.  Amendments and Waivers.  No amendment of any provision of this Reorganization Agreement shall be valid unless the same shall be in writing and signed by AngioSoma and First Titan.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall

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be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.10.  Severability.  Any term or provision of this Reorganization Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 9.11.  Expenses. Each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Reorganization Agreement and the transactions contemplated hereby.

Section 9.12.  Construction. The Parties have participated jointly in the negotiation and drafting of this Reorganization Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Reorganization Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Reorganization Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

Section 9.13.  Incorporation of Exhibits and Schedules. The Exhibits, Annexes, and Schedules identified in this Reorganization Agreement are incorporated herein by reference and made a part hereof.

Section 9.14.  Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Reorganization Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Reorganization Agreement and to enforce specifically this Reorganization Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

Section 9.15.  Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Houston, Texas, in any action or proceeding arising out of or relating to this Reorganization Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each Party also agrees not to bring any action or proceeding arising out of or relating to this Reorganization Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.  Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.07 above.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Section 9.16 Indemnification; Remedies.

(a)   First Titan will indemnify and hold harmless AngioSoma, the AngioSoma Stockholders, and their respective controlling Persons, and affiliates (collectively, the “AngioSoma Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (excluding incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, involving a third-party claim (collectively, “AngioSoma Damages”), arising, directly from

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any breach of any representation or warranty made by First Titan in this Reorganization Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, or any other certificate or document delivered by First Titan pursuant to this Reorganization Agreement.

(b)   AngioSoma will indemnify and hold harmless First Titan, the First Titan Stockholders, and their respective controlling Persons, and affiliates (collectively, the “First Titan Indemnified Parties”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (excluding incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, involving a third-party claim (collectively, “First Titan Damages”), arising, directly from any breach of any representation or warranty made by First Titan in this Reorganization Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, or any other certificate or document delivered by First Titan pursuant to this Reorganization Agreement.

(c)   The right to indemnification, payment of Damages or other remedy based on such representations, warranties does not include any loss, liability, claim or damage that is the subject to any investigation conducted with respect to, or any Knowledge of any of the Indemnified Persons acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

THE REMINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

EXECUTION PAGE FOLLOWS

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Execution Page

AGREEMENT AND PLAN OF REORGANIZATION

among

FIRST TITAN CORP.

(a Nevada corporation)

ANGIOSOMA RESEARCH, INC.

(a Texas corporation)

ANGIOSOMA, INC.

a Nevada corporation

and

THE STOCKHOLDERS OF ANGIOSOMA, INC.

DATED AS OF JUNE 3, 2016

IN WITNESS WHEREOF, the Parties have executed this Reorganization Agreement as of the date first above written.

FIRST TITAN CORP. a Nevada corporation By: /s/ Sydney Jim Sydney Jim, Chief Executive Officer	ANGIOSOMA, INC. A Nevada corporation By: /s/ Alex K. Blankenship Alex K. Blankenship, Chief Executive Officer

ANGIOSOMA RESEARCH, INC. a Texas corporation By: /s/ Alex K. Blankenship Alex K. Blankenship, Chief Executive Officer

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